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 THE BEARD COMPANY                                               News Release
Enterprise Plaza, Suite 320
5600 North May Avenue                                  Herb Mee, Jr., President
Oklahoma City, Oklahoma 73112
(405) 842-2333    OTCBB:  BRCO


                                THE BEARD COMPANY
                          TO BE IN OTCBB MARKET LEADERS
                           INVESTOR RELATIONS PROGRAM

FOR IMMEDIATE RELEASE:  Monday, December 13, 2004

     Oklahoma City, Oklahoma --- The Beard Company announced it will participate in the "OTCBB Market Leaders" investor relations program. This program is sponsored by the Wall-Street.com division of National Corporate Services, Inc., a leading investor relations firm. Participating companies can be seen at their microcap Website, http://www.otcbbLeaders.com.

     Wall-Street.com screened every company traded on the OTCBB to determine the top 15% that could be considered market leaders and were invited to appear in the "OTCBB Market Leaders Program". All the Market Leaders are reporting to the SEC. They are all active; having a product or service or are actively developing one. All are experiencing corporate events that should be of interest to prospective investors.

     Herb Mee, Jr., President, stated: "We are very pleased that we qualified to participate in this unique investor relations opportunity. We are delighted to accept this opportunity to use the "OTCBB Market Leaders Program" to present our story to more people.

     As a participant in the six-month, multi-part program, The Beard Company will appear in "OTCBB Market Leaders" listings in Barron's and will be included for six months in the featured "Leaders" section at the otcbbLeaders.com Website, with prominent links from many leading financial Websites.

     OtcbbLeaders.com is a Website run by the Wall-Street.com division of National Corporate Services, Inc. For two decades, Wall-Street.com has provided a similar investor relations program for larger, high-growth NYSE, NASDAQ and AMEX companies. The alumni list includes many companies that have gone on to become some of the best known names on Wall Street. You can find an alumni list at http://www.Wall-Street.com.

     The "OTCBB Market Leaders Program" also provides a multi-faceted media approach, but is aimed at a different investor market. The distinguished list of "Leaders" alumni, including some who have graduated to higher exchanges, is posted at the otcbbLeaders.com Website.

     The Beard Company's common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Its operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction of fertilizer plants in China, and its e-commerce activities aimed at developing business opportunities to leverage starpay(TM)'s intellectual property portfolio of Internet payment methods and security technologies.
_______

     Statements regarding future profitability and operations, including the timing of those activities, are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act. The statements involve risks that could significantly impact The Beard Company. These risks include, but are not limited to, adverse general economic conditions, unexpected costs or delays or other unexpected events, as well as other risks discussed in detail in The Beard Company's filings with the Securities and Exchange Commission.

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FOR FURTHER INFORMATION CONTACT:  Herb Mee, Jr.


Fax Number (405) 842-9901                             Email:  hmee@beardco.com